Exhibit 10.3

Second Amendment to

Linn Energy, LLC Long-Term Incentive Plan

WHEREAS, Linn Energy, LLC (the “Company”) maintains the Linn Energy, LLC Long-Term Incentive Plan, as amended, (the “Plan”) for the purpose of granting Awards thereunder to employees, consultants, and directors of the Company and its Affiliates for superior performance, and to attract and retain the services of individuals essential for the growth and profitability of the Company; and

WHEREAS, the Company desires to amend the Plan to provide the Committee with authority to delegate certain of its powers, authorities, and duties under the Plan to the Chief Executive Officer of the Company to the extent provided herein.

NOW, THEREFORE, the following provision of the Plan shall be amended in its entirety to read as follows:

A.                                   3.   Administration.

The Plan shall be administered by the Committee.  A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee.  Subject to the following and applicable law, the Committee, in its sole discretion, may delegate the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such authority as the Committee may impose.  Upon any such delegation, all references in the Plan to the “Committee”, other than in Section 7, shall with respect to any Award made by the Chief Executive Officer pursuant to such authority be deemed to mean and refer to the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan.  Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 or a member of the Board.  Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, and any beneficiary of any Award.

B.                                     All terms used herein that are defined in the Plan shall have the same meanings given to such terms in the Plan, except as otherwise expressly provided herein.

C.                                     Except as amended and modified hereby, the Plan shall continue in full force and effect and the Plan and this instrument shall be read, taken and construed as one and the same instrument.

Executed this 21st of March, 2007.

LINN ENERGY, LLC

By:
	Name:	Michael C. Linn
	Title:	Chairman, President & CEO